EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this form S-8 Registration Statement under the Securities Act of 1933 of EGPIFirecreek, Inc. (the “Company”) dated September 21, 2011, of our report dated April 28, 2011, related to the Company’s consolidated financial statements appearing in the Form 10-K for each of the years ended December 31, 2010 and 2009.

/s/ M&K CPAS, PLLC
Houston, Texas
September 21, 2011